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                                                                    Exhibit 10.7


                                 LEASE AGREEMENT
                                 ---------------

                                     Between

                    NIAGARA FRONTIER TRANSPORTATION AUTHORITY
                    -----------------------------------------

                                       And

                            SIERRA RESEARCH DIVISION
                            ------------------------
                            SIERRA TECHNOLOGIES, INC.
                            -------------------------

                                       At

                            AIRPORT BUSINESS COMPLEX
                            ------------------------

                  THIS AGREEMENT executed the 18TH day of December, 1992, but effective as of the 1st day of April, 1992 between NIAGARA FRONTIER TRANSPORTATION AUTHORITY, a body corporate and politic, constituting a public benefit corporation, organized and existing pursuant to Chapter 717 of the Laws of 1967 of the State of New York, as amended, with its principal office for the transaction of business at 181 Ellicott Street, in the City of Buffalo, County of Erie and State of New York (hereinafter referred to as "NFTA") and SIERRA RESEARCH DIVISION, SIERRA TECHNOLOGIES, INC., a domestic corporation with its principal office for the transaction of business at 485 Cayuga Road, Cheektowaga, New York (hereinafter referred to as "Sierra").

                               W I T N E S S E T H
                               -------------------

                  WHEREAS, NFTA is owner of certain premises located at 485 Cayuga Road, Cheektowaga, New York commonly known as "Plant 3"; and of certain other premises located at 247 Cayuga Road, Cheektowaga, New York commonly known as "Plant 1"; and

                  WHEREAS, Sierra Research Corporation, as predecessor of "Sierra", entered into a lease agreement dated July 30, 1976 with Airport Industrial Park, Inc. for space in Plant 3, which lease has been modified by amendment dated January 1, 1977, amendment #2 dated March 1, 1978, amendment #3 dated March 23, 1978, amendment #4 dated January 19, 1979, and a further Lease Agreement dated December 29, 1981 under which said Sierra Research Corporation became the sole tenant in Plant 3 which Lease was modified by a First Supplemental Agreement dated April 27, 1982, a Second Supplemental Agreement dated March 16, 1984,

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a Third Supplemental Agreement dated December 27, 1984 and an Amendment dated
August 29, 1991 extending the term of the Lease through March 31, 1992; and

                  WHEREAS, said Sierra Research Corporation has also during such periods occupied "Plant 1" under separate lease agreements; and

                  WHEREAS, the parties hereto desire to enter into a lease agreement to provide for Sierra to occupy "Plant 3" as the sole tenant therein and to enter into a Management Agreement under which Sierra will occupy a portion or portions of "Plant 1" and will provide the management services hereinafter described for the entire "Plant 1" premises; and

                  WHEREAS,Sierra intends to continue the use of the premises at "Plant 3" for the production and development of materials and equipment associated with the manufacturing of aerospace products for defense and civilian industry; including the manufacturing of aviation navigation equipment, the retrofitting of both commercial and military aircraft with such navigational systems, and the production of other electronic equipment incidental to one or more of the above mentioned activities, which, because of the production and installation of these products, requires access to the Greater Buffalo International Airport's field including taxiways, apron, and runways by Sierra's aircraft so that Sierra may test their products and equipment.

                  NOW, THEREFORE, the parties hereto agree as follows:

                                  PLANT 3 LEASE
                                  -------------

         1. NFTA hereby leases to Sierra and Sierra hereby hires and takes from NFTA those premises outlined in Exhibit A, including use of the aircraft tarmac area adjoining the north east corner of the building generally known as Bay 7, attached hereto and made a part hereof, together with appurtenances and ingress and egress at Plant 3 (the "demised premises") for a term of five (5) years commencing April 1, 1992 and ending on March 31, 1997. Sierra agrees to pay NFTA during the term hereof annual rental of Eight Hundred Six Thousand, Four Hundred and no/100 Dollars ($806,400.00), payable in equal monthly installments of Sixty-seven Thousand, Two Hundred and 00/100 Dollars ($67,200.00), in advance and without notice on the first day of each month during the term hereof, except that the first installment shall be paid upon execution hereof, plus increases annually based on the Buffalo-area consumer price index for all

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urban consumers as reported by the U.S. Bureau of Labor Statistics ("BCPI"), such that the rent will be increased as follows:


                                     TABLE 1
                                     -------

1st YEAR   =  1992                    $806,400    =   RENT 1
2nd YEAR   =  1993     (RENT 1 + BCPI 12/31/92)   =   RENT 2
3rd YEAR   =  1994     (RENT 2 + BCPI 12/31/93)   =   RENT 3
4th YEAR   =  1995     (RENT 3 + BCPI 12/31/94)   =   RENT 4
5th YEAR   =  1996     (RENT 4 + BCPI 12/31/95)   =   RENT 5


Such rental is based on the agreement that the premises include 224,000 square feet of ground level building space with an annual rental rate of $3.60 per square foot as well as additional space on the second floor of such building for which no additional charge is currently allocated.

FIRST RENEWAL

         2. NFTA agrees to renew this lease for an additional term of five (5) years at the option of Sierra at the same annual rental adjusted by the BCPI for the period from April 1, 1992 through March 31, 1997 plus the increase, if any, in the BCPI as of December 31, 1996 and thereafter annually increased in a manner as described in Table 1, above, throughout the renewal period. Such rental shall be payable in equal monthly installments in advance and without notice on the first day of each month during the renewal term. Except as to rental and subject to such charge which the parties shall in good faith negotiate for. the above mentioned additional space on the second floor of the building on premises, the leasing shall be upon the same terms and conditions hereof, provided that Sierra has duly performed the agreements, terms and conditions herein set forth and provided that Sierra shall give to NFTA notice in writing of its election to renew no later than ninety (90) days prior to the expiration of the lease.

SECOND RENEWAL

         3. If the option to renew provided for in Paragraph 2 is exercised, NFTA agrees to renew this lease for a third term of five (5) years for an annual rental calculated in the same manner as for the option in Paragraph 2, above, at the option of Sierra, provided that Sierra shall give to NFTA notice in writing of its election to renew no later than one hundred and

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twenty (120) days prior to the expiration of the then existing term.

PARKING

         4. Sierra shall have the right to use, during the term hereof and any renewal thereof, the parking area provided by NFTA for Plant 3 and outlined in Exhibit A, attached hereto and made a part hereof, for parking for its employees and invitees. NFTA further agrees that Sierra shall have the right of first refusal to occupy or utilize for such parking the area marked "optional parking" on Exhibit A.

UTILITY, MAINTENANCE AND REPAIR COSTS (ESCROW)

         5. Sierra, at its sole expense and in addition to the rental and additional rent herein otherwise required, SHALL PAY FOR ALL UTILITIES (EXCEPT WATER PENDING RESERVOIR REPAIRS) and provide all maintenance, upkeep and repair of the demised premises except structural repairs to the perimeter walls and roof, repairs to the driveways and parking lots, repairs to the fire protection reservoir and snow plowing and snow removal. Such snow plowing and snow removal shall, however, be provided by Sierra on an interim basis subject to reimbursement of the cost thereof from the ESCROW FUND hereinafter described.

                  Sierra further agrees, from and after completion of certain roof and wall restorations, paving and repairs to the fire protection reservoir as provided in Paragraph 6, below, to maintain the exterior perimeter walls, roofs, roads, driveways, and parking lots and perform snow plowing and fire protection reservoir repairs and maintenance up to the amount of escrow funding, as defined below. The parties agree that the estimated cost for Sierra to perform this maintenance is Seventy-eight Thousand Four Hundred Dollars ($78,400) annually based on additional rent of No and 35/100 Dollars ($0.35) per square foot plus increases based on the BCPI as calculated in accordance with Table 1, above.

                  This escrow amount shall be paid in equal monthly installments by Sierra to NFTA as an additional rent and held by NFTA in escrow in an interest bearing account and separately accounted such that the escrow fund is to be applied solely to payments made by Sierra for such maintenance to said exterior walls, roofs, fire protection reservoir, roads, driveway, and parking lots and to snow plowing and removal. In the event that additional funding may be necessary for Sierra to fully maintain the exterior perimeter walls, roofs, fire protection reservoir,

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roads, driveways, and parking lots and provide snow plowing and removal, Sierra will so advise NFTA and NFTA will have the prerogative of either separately funding such efforts or delaying such effort until a subsequent renewal term of this lease. Sierra will submit its invoices detailing the costs incurred in performing such maintenance to NFTA's Manager of Property, or his delegate, for reimbursement of such expenses. Reimbursement of all such approved amounts will be made within thirty (30) days or Sierra will be entitled to deduct such amounts from its next monthly rental payment provided that there are moneys available in the maintenance escrow. The parties agree that the maintenance activity to be performed by Sierra will include all costs to perform the required maintenance activity. The parties further agree that if there is any balance remaining in the maintenance escrow at the expiration of the initial term, or any subsequent renewal term, the balance shall be carried forward to the next renewal term or, if there is no renewal, the escrow account will be retained by NFTA to be used to benefit the demised premises or as NFTA may deem appropriate.

STRUCTURAL ROOF AND WALL RESTORATION, AND PAVING (CAPITAL)

         6. Sierra shall be responsible to accomplish certain specific structural restoration in accordance with the design and statement of work outlined in ATTACHMENT 1 To include structural and watertight roof repairs, fire protection reservoir repairs, and paving. Such repairs shall be subject to prior written NFTA approval of plans and specifications and to periodic review and inspection by representatives of NFTA who shall be responsible for assuring that the resulting repairs meet all applicable building codes. Sierra shall be responsible for performing the work to the satisfaction of NFTA's representatives and paying for the work, including competitively procuring the services of subcontractors as necessary and paying such subcontractors. NFTA shall promptly reimburse Sierra for performing such work including the cost for Sierra personnel who are utilized to accomplish this work. NFTA shall provide such reimbursement no later than sixty (60) days following acceptance of such work by NFTA and submission by Sierra of an itemized voucher with supporting documents and appropriate receipts. If such payment is not made within such sixty (60) day period, Sierra may elect to deduct the amount due from its monthly rental. NFTA shall, after acceptance of such structural restorations, release Sierra from liability for defects in design or in materials or workmanship used in construction thereof except that Sierra shall cooperate and participate with NFTA in enforcing liability of any architects or contractors

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performing such design or such restoration and in enforcing warranties furnished by material suppliers or manufacturers.

ELECTRICAL SERVICE

         7. NFTA agrees to provide during the term hereof, or any renewal term, electrical service including transformer equipment to provide nominally four hundred sixty (460) volts, sixty (60) cycle, three (3) phase, eighteen hundred
(1800) ampere (1500 KVA) to the Plant 3 for use by Sierra. In the event Sierra requires additional electrical service, Sierra agrees to bear the cost of installing such additional service.

WATER DISTRIBUTION SYSTEM

         8. NFTA agrees to provide an adequate water distribution system in accordance with standards of the National Fire Protection Association to the walls of the Plant 3 premises. Sierra shall maintain the sprinkler system (to same requirements) within the Plant 3 premises from points of connection at the plane of the demising walls. In addition, Sierra will maintain the pump house facility and all equipment found therein as well as the fire protection reservoir, to exclude all pipes or other elements of the water supply and distribution system outside the walls of the pump house, or the reservoir, and will, under the terms of Paragraph 5, pay all costs for water so long as the pump house is supplying water solely to the Plant 3 premises.

FORCE MAJEURE

         9. In case of damage by fire or other action by the elements to either Plant 3 or Plant 1, and if the damage is so extensive as to amount practically to the total destruction of the demised premises or any portion thereof or of Plant 1 and NFTA shall within a reasonable time decide not to rebuild, this lease shall cease and come to an end as to said Plant 3 or Plant 1, respectively, and rent shall be apportioned to the time of the damage. In other cases where the demised premises are partially damaged, NFTA shall repair the damage with reasonable dispatch after notice of damage, and if the damage has rendered the premises untenantable, in whole or in part, there shall be an apportionment of the rent until the damage has been repaired. In determining what constitutes reasonable dispatch, consideration shall be given to any delay caused by strikes, adjustment of insurance and other causes beyond NFTA's reasonable control.


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         10. NFTA and Sierra hereby release the other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property covered by fire insurance or any of the extended coverage of supplementary casualties contract maintained by either party, even if such fire or casualty was caused by the negligence of the herein benefited party or anyone for whom such party may be responsible.

FIRE INSURANCE

         11. NFTA agrees to keep the demised premises fully insured against fire and other risks covered by standard New York fire policy with extended coverage during the term hereof. NFTA shall deliver to Sierra certificates of insurance evidencing such coverage on request. Fire and casualty insurance coverage for contents owned by Sierra shall be the sole responsibility of Sierra. Sierra agrees that it will continue to maintain the fire truck loaned to Sierra for fire emergency assistance, and to use this fire truck solely for the purpose of assisting in fires at NFTA structures and the parties agree that it is primarily intended to be back-up assistance for such fires that may arise during a major aircraft or other catastrophe that taxes the capacity of the fire fighting equipment maintained by NFTA in the Greater Buffalo International Airport. Any other use is subject to NFTA's prior approval and NFTA's agreement that such use is deemed necessary to support such extraordinary emergencies.

COMPLIANCE WITH APPLICABLE LAWS

         12. Sierra shall promptly execute and comply with all statues, ordinances, rules, orders, regulations and requirements of the Federal, State, and local governments and of any and all of their departments and bureaus applicable to the demised premises, or to Plant 1, and shall also promptly comply with and execute all rules, orders and regulations of the New York State Board of Fire Underwriters for the prevention of fires at Sierra's own cost and expense; except that in the event compliance with such governmental statues, ordinances, rules, orders, regulations and requirements or the rules, orders and regulations of such Board would require structural alterations to the demised premises beyond those provided for in Paragraphs 5 and 6, above, same shall be made by NFTA.

TAXES
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         13. Unless otherwise provided herein, Sierra shall pay any and all taxes assessed and levied against the demised premises, as well as any special assessment imposed for any purpose whatsoever during the term hereof or any renewal, provided however, that NFTA's current status as to tax exemption is not changed. Taxes related solely to the property exclusive of Sierra's use are to be paid by NFTA.

ALTERATIONS

         14. Sierra shall have the right to make alterations to the demised premised during the term, regardless of whether same are structural or non-structural; provided that the value of the demised premises is not lessened thereby and provided that in the event of structural alterations, plans and specifications shall be subject to prior written approval of NFTA, which approval shall not be unreasonably withheld, and Sierra shall install same in accordance therewith. Sierra shall protect and save NFTA harmless from any liability for any claim of persons performing services or furnishing materials for use in the performance of such alterations and shall pay all such claims to prevent the filing of liens. If any such liens are filed, Sierra shall remove same by bond or otherwise within thirty (30) days after notice thereof. Improvements made to the demised premises shall become part of the real property, except for any trade fixtures or any personal property of Sierra, and NFTA specifically waives any right, title, lien or claim on same, regardless of whether such trade fixtures or personal property could be construed as "Leasehold Improvements" and regardless of the method of attaching same to the demised premises. Upon removal of any such trade fixtures or personal property, Sierra shall, at its sole cost and expense, restore the premises and the improvements which shall have become a part of the real property to the condition in which such premises and improvements would have existed but for such removal.

EXPIRATION OF LEASE

         15. At the expiration of the term hereof or any renewal term, Sierra shall vacate the demised premises and surrender the same in as good order and condition as when received, reasonable wear and tear, and damage from the elements and act of God excepted. If Sierra shall fail to remove any trade fixtures or other personal property upon expiration of the term hereof, or any renewal term, then in that event, the said fixtures and personal property shall be deemed abandoned by Sierra and shall become the property of NFTA, or in the alternative, at the sole

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option of NFTA, may be removed and disposed of by NFTA and any cost incurred in connection with such removal and disposition shall be paid by Sierra.

SUBLEASES

         16. Sierra shall have the right to sublet any part of the demised premises during the term hereof or any renewal term to any person, or corporation that shall meet with the prior written approval of NFTA, which approval shall not be unreasonably withheld. Permission is hereby granted to Sierra upon prior written notice to NFTA, to sublet to any government agencies or other companies engaged in aeronautical fields or taking part in the National Defense Program without the necessity of obtaining NFTA prior written approval.

INSPECTION

         17. Sierra agrees that NFTA and its agents and other representatives shall have the right to enter into and upon the demised premises or any part thereof, at all reasonable hours, for the purpose of inspecting same or making such repairs or alterations therein as may be necessary for the safety and preservation thereof.

SIGNS

         18. Sierra shall not place or cause or allow to be placed any sign or signs of any kind whatsoever in or about the entrance of the demised premises or any other part of the exterior thereof, except in or at such place or places as may be consented to by NFTA in writing, which consent shall not be unreasonably withheld. NFTA hereby approves the now existing signs of Sierra.

GLASS REPLACEMENT

         19. In the event that any of the glass in any of the windows contained in the demised premises shall be broken during the term of this lease or any renewal term, the same shall be replaced with like kind and quality by Sierra at its own expense, unless such breakage is caused by the act or omission of NFTA or its employees, agents, servants or invitees in which event same shall be repaired by NFTA.

INDEMNIFICATION

         20. Sierra shall indemnify, defend, and save harmless NFTA from and against any and all liability, penalties, damages, expenses and judgments by reason of any injury or claim of injury to persons or property of any nature whatsoever arising out of the use, occupation and control of the demised premises by Sierra at any time during the term hereof or any renewal, including those resulting from any work in connection with alterations, changes, new construction or demolition related thereto performed by Sierra unless otherwise agreed to; provided that Sierra shall not be so liable for any such liability, penalties, damages, expenses and judgments occasioned by the negligence of NFTA, its employees, agents, servants, or invitees. Sierra is hereby subrogated to any rights of NFTA against any other parties whosoever in connection therewith. NFTA shall promptly notify Sierra of any claim asserted against NFTA on account of any such injury or claimed injury to persons or property and shall promptly deliver to Sierra the original or a true copy of any summons or process, pleading or notice served in any suit or other proceeding to assert or enforce any such claim. Sierra shall have the right to defend any such suit with attorneys of its own selection. NFTA shall have the right, if it sees fit, to participate in such defense at NFTA's expense.

                  NFTA shall indemnify and save Sierra harmless from and against any and all liabilities, penalties, damages, expenses or judgments arising out of the violation or alleged violation of any environmental laws, whether federal, state or local with respect to Plant 1 and with respect to Plant 3 unless said violation solely arose out of the action or failure to act on the part of Sierra or on the part of Sierra Research Corporation or its successors during occupancy of premises as predecessors of Sierra.

INSURANCE REQUIREMENTS

         21. At all times throughout the term or any renewal term of this agreement, Sierra shall keep in force a policy of general liability insurance issued by an insurer authorized to do business in the State of New York which shall protect Sierra and shall name the NFTA as an additional insured against losses imposed by law or assumed in any written contract (including contractual liability assumed by Sierra under this agreement) and arising from injury or death of a person or persons or damage to the property of others. Such insurance shall be in a minimum amount of Two Million Dollars ($2,000,000) aggregate coverage per occurrence, and may be effected by overall blanket, umbrella or excess coverage policies provided, however, that at

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least Five Hundred Thousand Dollars ($500,000) is effected by a comprehensive liability insurance policy.

                  To the extent not covered by the liability insurance listed above, Sierra shall, during any period of construction, reconstruction or remodeling on premises or any part thereof, maintain in effect a policy of Owners and Contractors Protective Liability Insurance naming NFTA as an additional insured in limits equal to those above prescribed for general liability insurance coverage.

                  Sierra shall also maintain in effect Workers Compensation Insurance and other employee benefit insurance as may be required by law together with such other or additional insurance in such amounts and covering such other insurable hazards as NFTA may, from time to time, reasonably require.

                  All of such insurance shall be evidenced by a Certificate of Insurance reciting coverage for NFTA as an additional insured except with respect to Workers Compensation insurance which certificate shall be furnished to NFTA within ten (10) days of the execution of this agreement and shall at least thirty (30) days written notice to NFTA of any proposed nonrenewal, cancellation, lapse or material change in coverage under any such policy. NFTA shall have the further right to request and have delivered to it duplicates of such insurance policies for the purpose of determining compliance with the above listed insurance requirements.

AVAILABILITY OF UTILITY SERVICES

         22. NFTA's obligation to supply utilities to the demised premises or to Plant 1 is subject to and contingent upon the availability of the utilities to NFTA.

SUSPENSION OF UTILITY SERVICES

         23. NFTA reserves the right to suspend utility services to the demised premises or to Plant 1 for a reasonable length of time with respect to heating, plumbing and electrical system components located outside of the demising walls when necessary by reason of accident or to make emergency repairs. Any suspension of such services and systems for normal alterations or replacement of such outside lines shall be done when and for such period of time as is mutually agreed upon between NFTA and Sierra.

CANCELLATION

         24. NFTA may cancel this agreement by giving Sierra sixty (60) days prior written notice upon or after the happening of any one of the following events, and Sierra's failure to remedy such event of default within the period of the written notice so given by NFTA:

                  (a) filing by Sierra of a voluntary petition in bankruptcy or the adjudication of Sierra as bankrupt pursuant to voluntary or involuntary proceedings to the extent such filing does not preclude cancellation of this Agreement by NFTA;

                  (b)      the appointment of a receiver for Sierra's assets;

                  (c) the divestiture of Sierra's estate herein by other operation of law or as provided herein;

                  (d) the default by Sierra in the performance of any covenant or any other agreement required to be performed, except nonpayment of rent, for which Sierra shall have only a ten (10) day period to cure any default in payment of rent after receipt of written notice of default thereof from NFTA.

NON-DISCRIMINATION, AFFIRMATIVE ACTION, AND DISADVANTAGED BUSINESS ENTERPRISES

         25. Sierra agrees to comply with Public Authorities Law Section 2604 and Sections 2875 and 2876 of such law and New York State provisions of law and regulation concerning non-discrimation which are to be considered as incorporated in this agreement, as well as Federal regulations regarding discrimination, Affirmative Action, and Disadvantaged Business Enterprises as described in the Exhibit C, hereto annexed, which are likewise herein incorporated.

PEACEFUL POSSESSION

         26. Sierra upon paying the rental and subject to all the terms and covenants of this lease on Sierra's part being kept and performed, shall have quiet and peaceful possession of the demised premises without hindrance or molestation by any person.

                          PLANT 1 MANAGEMENT AGREEMENT
                          ----------------------------

         27. NFTA hereby agrees to allow Sierra to continue to occupy those premises in Plant 1 as outlined in Exhibit B including parking spaces as noted therein for approximately eighty (80) vehicles, attached hereto and made a part hereof, for a period of no longer than ONE (1) YEAR COMMENCING APRIL 1, 1992 AND ENDING NO LATER THAN MARCH 31, 1993. This occupancy is solely for the convenience of the parties since Sierra is preparing available space in Plant 3 to move its remaining personnel currently located in Plant 1, and NFTA has not yet located new tenants. In consideration for allowing Sierra to continue such occupancy, Sierra agrees to pay NFTA during the term hereof a payment calculated on the basis of $1.76 per square foot for 30,250 square feet in equal monthly installments of $4,436.67 in advance and without notice on the first day of each month during the term hereof, except that the first installment shall be paid upon execution hereof. Sierra and NFTA agree that NFTA may find additional tenants for Plant 1 and Sierra agrees that to accommodate such additional tenants it will adjust the space occupied by Sierra either by further reducing its occupancy, and thereby being entitled to a pro-rata rental reduction, or by shifting its occupancy within Plant 1 at no expense to NFTA to accommodate such new tenant. Sierra may also further reduce its occupancy within Plant 1, and its payment at the same square foot payment rate, to meet its needs but in no event will it REDUCE ITS OCCUPANCY IN PLANT 1 DURING THE TERM BELOW 10,000 SQUARE FEET.

                  A credit of Seven Thousand Eight Hundred Thirty-six and no/100 Dollars ($7,836.00) will be granted to Sierra for reduction in its occupancy of space in Plant 1 during the month of March, 1992 from approximately 80,000 square feet to 30,250 square feet. Such credit shall be applied at the same time as adjustments are made to reflect differences between payments due for occupancy of Plant 1 and Plant 3 under the terms of this agreement as compared with actual payments made by Sierra during the months of April, 1992, through November, 1992, inclusive, for such occupancy. All such adjustments shall be determined promptly after final execution of this agreement and net credits due to Sierra shall be deducted from payments due and payable for the month of December, 1992.

                  From and after March 31, 1993, Sierra may extend this agreement on the same terms and conditions on a month-to-month basis until such time as either party shall give the other party written notice of termination to be effective not sooner than 30 days after the date of such notice. During such extension of this agreement, Sierra may from time to time, upon 30 days advance written notice to NFTA, reduce its occupancy to such area of less than 10,000 square feet as Sierra shall determine is adequate to its needs.

PLANT 1 UTILITIES

         28. Sierra shall pay the cost of all utilities for Plant 1 and the surrounding facility throughout the term of this lease subject to the following conditions:

                  (a) Sierra shall maintain the level of utilities in the most efficient manner and has the right, so long as it is the sole tenant, to turn off any utilities it is not using to the extent practical so long as such utilities are not needed to minimally maintain the surrounding facility in good working order, including any outside lights either on the building or in the parking area.

                  (b) In the event a new tenant begins to occupy any portion of Plant 1 NFTA agrees to require such new tenant to establish separate utility meters at no expense to Sierra or pay a pro-rated share if more practical. The parties will negotiate in good faith whether the addition of a new tenant reasonably requires Sierra to continue to pay the cost of the utilities to minimally maintain the balance of the facility in good working order.

                  (c) Any new tenant will be required to establish a telephone system without tying to Sierra's existing telephone system.

                  (d) Sierra will continue to pay any applicable property tax in full through December 31, 1992 except that any new tenant will be required by NFTA to pay a pro-rata share based on space occupied relative to the entire facility space which the parties agree to be 80,000 square feet. After December 31, 1992 either NFTA or any such new tenants) shall be responsible for any property tax.

PLANT 1 NEW TENANT ASSISTANCE

         29. Sierra further agrees to provide assistance to NFTA under the terms of this Management Agreement to provide support to NFTA in making space in both Plant 1 and the surrounding facility suitable for new tenants as such new tenants may require. Such assistance will include but not be limited to providing design services and/or building additional walls to separate new tenant's area, separation of utility lines, and building interior office spaces. Such assistance as may be provided shall be reimbursable to Sierra by NFTA on an at-cost basis approvable by NFTA's General Manager of Engineering or his designee.

                  IN WITNESS HEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                       NIAGARA FRONTIER TRANSPORTATION AUTHORITY

                                       By: /s/
                                          --------------------------------------
                                          Executive Director


                                       Date:  1/4/93
                                            ------------------------------------


                                       SIERRA RESEARCH DIVISION
                                       SIERRA TECHNOLOGIES INC.


                                       By: /s/ John T. Buck
                                          --------------------------------------
                                          John T. Buck
                                          President

                                       Date: DECEMBER 18, 1992
                                            ------------------------------------

                  ACKNOWLEDGEMENT OF PRINCIPAL - IF CORPORATION
                  ---------------------------------------------

STATE OF NEW YORK          )
COUNTY OF ERIE             ) SS:

                  On this 18TH day of DECEMBER, 1992, before me personally came and appeared JOHN T. BUCK, to me known, who, being duly sworn, did depose and say that he/she resides at ______________________________________________ that he/she is the PRESIDENT of SIERRA TECHNOLOGIES, SIERRA RESEARCH DIVISION the corporation described in and which executed the foregoing instrument, that he/she knows the seal of said corporation, that one of the impressions affixed to said instrument is an impression of such seal, that it was so affixed by order of the directors of said corporation, and that he/she signed his/her name thereto by like order.

                                                     /s/ Roger D. Cleary
                                                     ---------------------------
                                                     Notary Public

STATE OF NEW YORK           )
COUNTY OF ERIE              )
CITY OF BUFFALO             )


                  On this 4TH day of JANUARY, 1993, before me the subscriber, personally came RICHARD T. SWIST, to me known, who being by me duly sworn, did depose and say that he is the Executive Director of the NFTA and exeucted the foregoing Instrument.

                                                     /s/ James L. Lovallo
                                                     ---------------------------
                                                     Notary Public

                                  ATTACHMENT I
                                 485 Cayuga Road

                (NFTA/Sierra Lease Agreement - 4/1/92 to 3/31/97)

General Statement - Sierra is responsible for accomplishing the projects identified below as prescribed in Paragraph 6 of the subject lease.

1.       ROOF STRUCTURAL REPAIR

         A study of the roof structure deficiencies was made by Trautman Associates in March of 1987 and subsequently amended by a supplemental report in January 1988 for the purposes of phasing the structural repairs.

         The report of 1988 delineated five phases for the permanent repairs of the roof structure. Phases 1 and 2 were completed in 1988 (East and West wings). Phases 3, 4, and 5 remain to be accomplished.

         Sierra will accomplish these remaining structural repairs by soliciting an architect who will design the method of repair, with appropriate drawings and develop a statement of work along with estimated costs for the total repair. Sierra will establish the priority for the work, such that the roof over Bay 2 is accomplished as soon as possible. The repair will be to the satisfaction of the NFTA and shall commence upon final approval of plans, specifications and cost by the NFTA. Sierra Facilities Engineering may act as Administrator and Construction Manager for the duration of this project to minimize impact on employee displacement during actual repairs.

1a.      ROOF WATERTIGHTNESS

         One element of the above stated roof structure repair work is replacement of a significant number of structural roof slabs. As a result, the roof membrane will need to be removed and replaced. Under this activity Sierra is to assure that upon completion of this structural element of the roof repair that the entire roof is returned to a watertight condition. Supplemental to the flat deck watertightness, Sierra shall cap the exterior building columns and parapet walls, and shall assure watertightness of the east wing roof and the star building roof.

2.       PARKING LOT REPAVING

         Roadway and parking lot areas at 485 Cayuga Road which have been identified as in need of major repair are depicted on Exhibit A as Areas 1, 1A, and 2 through 6. The total estimated square footage in need of repair, as stated on Exhibit A, is approximately 89,600 square feet. Estimates for the cost of this repaving amount to approximately $100,000.

3.       FIRE PROTECTION RESERVOIR REPAIR

         In order to assure proper fire protection, leaks that have been detected in the fire protection reservoir are in need of repair. Past engineering studies, performed during the redesign of the fire protection pump house, recommended that the fire protection reservoir be repaired with an impermeable liner. Sierra may hire an appropriate design firm and, in conjunction with the NFTA, determine the best method of repair or replacement. Consultation with the respective fire insurance underwriters representing Sierra and NFTA will be required.

                                                              September 16, 1996

VI.      (B)      (h)     RENEWAL OF LEASE AGREEMENT, SIERRA TECHNOLOGIES, INC.,
                          ------------------------------------------------------
                          FACILITIES AT 485 AND 247 CAYUGA ROAD, BUFFALO, NY
                          ------------------------------------------------------

RECOMMENDATION:

         Staff recommends the Board authorize renewal of the Agreement between NFTA and Sierra Technologies, Inc., providing for the continued lease and management of NFTA property and facilities at 485 and 247 Cayuga Road, Buffalo, NY, for the five (5) year term commencing April 1, 1997.

BACKGROUND:

         The agreement between NFTA and Sierra Research, Inc., entered into in 1992, provides for the lease and management of facilities at 247 and 485 Cayuga Road and included two (2) options for renewal for periods up to five (5) years each.

         The proposed renewal agreement includes a five (5) year term commencing April 1, 1997 and extends through March 31, 2002. In addition to the specific provisions of the 1992 agreement, Sierra Research, Inc., has agreed that rental payments to the Authority under this renewal shall be no less than $5,037,660. Rental payments will include adjustments based on changes in the CPI for Buffalo
(BCPI) and computed in the following manner:,


                                     TABLE 1
                                     -------

First Year      $918,252 +BCPI                   12/31/96     =     RENT 1
Second Year     Rent 1 + BCPI                    12/31/97     =     RENT 2
Third Year      Rent 2 + BCPI                    12/31/98     =     RENT 3
Fourth Year     Rent 3 + BCPI                    12/31/99     =     RENT 4
Fifth Year      Rent 4 + BCPI                    12/31/00     =     RENT 5

         Further an additional rent of no less than $89,280 ($5.40 per sq. ft. plus BCPI 12/31/96) shall be paid in the first year for certain costs associated with the operation and maintenance of the facilities at 485 Cayuga Road. For years 2-5 the additional rent shall be calculated in the same manner in accordance with TABLE 1 above. Sierra will continue to provide assistance and

                                                              September 16, 1996
VI.      (B)       (h) continued

support to NFTA so as to effectively manage and operate these and other Property Management facilities in accordance with the lease renewal agreement.

FUNDING:

         No funding is required.

         After discussion, it was moved by Commissioner Greenfield, seconded by Commissioner Martino, that the following Resolution be adopted:

                         "RESOLVED, that the Board hereby authorizes renewal of the Agreement between NFTA and Sierra Technologies, Inc., for the lease, operation, management, and maintenance of facilities located at 247 and 485 Cayuga Rd., Buffalo, NY, for the period commencing April 1, 1997 through March 31, 2002; and

                         BE IT FURTHER RESOLVED, that the Executive Director, his designee and/or the Chairman be and hereby are authorized to enter into a renewal Agreement with Sierra Technologies, Inc., said Agreement providing for the lease, operation, management, and maintenance of facilities located at 247 and 485 Cayuga Rd., Buffalo, NY, consistent with terms and conditions set forth in the Agreement between the parties dated December 18, 1992, for lease of said facilities, as referenced hereinabove, and as negotiated by the parties for the period commencing April 1, 1997 through March 31, 2002; and

                         BE IT FURTHER RESOLVED, that said Renewal Agreement shall include such additional terms, covenants and safeguards to the Authority as deemed appropriate by General Counsel."

AYES: GIOIA, WADSWORTH, WESSEL, WILLIAMSON, GREENFIELD, ANTHONY, MARTINO, GISEL, KAHL

NOES:                    NONE
                                     ADOPTED
                                     -------

                            FIRST AMENDMENT TO LEASE
                                    AGREEMENT

         THIS AMENDMENT TO LEASE AGREEMENT is made this 30TH day of October, 2000, between the Niagara Frontier Transportation Authority, a public benefit corporation established by Chapter 717 of the Laws of 1967 of the State of New York, (hereinafter referred to as "NFTA") and SierraTech, Inc., formally known as Sierra R & Z Acquisition Corp., a Delaware Corporation, (hereinafter referred to as "Lessee").

         WHEREAS, the NFTA and Sierra Research Division/Sierra Technologies, Inc., (hereinafter referred to as "Sierra") have heretofore entered into a certain Lease Agreement dated December 18, 1992, renewed on September 16, 1996 pursuant to which Sierra leased certain premises from NFTA at the Airport Business Complex (the "Agreement") which Agreement was assigned to Sierra R & Z Acquisition Corp., now known as SierraTech, Inc., pursuant to an Assignment and Assumption of Lease dated June 30, 1999; and

         WHEREAS, parties wish to amend and/or supplement certain terms and conditions of the Agreement to provide for the extension to term of the Agreement and a cap to the annual rent escalator; and

         NOW THEREFORE, in consideration of the extension of the term and the capping to the rent escalator and the mutual covenants and promises hereinafter contained, and other good and valuable consideration, receipt whereof is hereby acknowledged, the parties agree as follows:

         1. All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

         2. Paragraphs numbered 1, 2 and 3 respectively are hereby deleted in their entirety and replaced with the following paragraphs:

         NFTA hereby leases to Lessee and Lessee hereby hires and takes from NFTA those premises outlined in Exhibit A (previously attached and incorporated into the Agreement), including use of the aircraft tarmac area adjoining the north east corner of the building generally known as Bay 7 together with appurtenances and ingress and egress at Plant 3 (the "demised premises") for a term commencing on April 3, 1992 and ending on March 31, 2007. Lessee agrees to pay NFTA during the term hereof annual rental of Eight Hundred Six Thousand, Four Hundred and 00/100 Dollars ($806,400.00), payable in equal monthly installments of Sixty-seven Thousand, Two Hundred and 00/100 Dollars ($67,200.00), in advance and without notice on the first day of each month during the term hereof plus increases annually based upon the consumer price index for all urban consumers northeast region as reported by the U.S. Bureau of Labor Statistics ("CPI") as set forth in Table 1 below or beginning in the tenth lease year, two percent 2% of the annual rent for the previous lease year, whichever is lower.


                                     TABLE I
                                     -------

1st YEAR       =                   $806,400        =      RENT 1
2nd YEAR       =     (RENT 1 + CPI 12/31/92)       =      RENT 2
3rd YEAR       =     (RENT 2 + CPI 12/31/93)       =      RENT 3
4th YEAR       =     (RENT 3 + CPI 12/31/94)       =      RENT 4
5th YEAR       =     (RENT 4 + CPI 12/31/95)       =      RENT 5
6th YEAR       =     (RENT 5 + CPI 12/31/96)       =      RENT 6
7th YEAR       =     (RENT 6 + CPI 12/31/97)       =      RENT 7
8th YEAR       =     (RENT 7 + CPI 12/31/98)       =      RENT 8
9th YEAR       =     (RENT 8 + CPI 12/31/99)       =      RENT 9
10th YEAR      =     (RENT 9 + CPI 12/31/00)       =      RENT 10
11th YEAR      =     (RENT 10 + CPI 12/31/01)      =      RENT 11
12th YEAR      =     (RENT 11 + CPI 12/31/02)      =      RENT 12
13th YEAR      =     (RENT 12 + CPI 12/31/03)      =      RENT 13
14th YEAR      =     (RENT 13 + CPI 12/31/04)      =      RENT 14
15th YEAR      =     (RENT 14 + CPI 12/31/05)      =      RENT 15

         Such rental is based on the agreement that the demised premises include 224,000 square feet of ground level building space with an annual rental rate of $3.60 per square foot as well as additional space on the second floor of such building for which no additional charge is currently allocated.

         3. EFFECTIVENESS AND RATIFICATION. This Amendment to Agreement provided herein shall be effective on the day and year first above-written. Except as expressly provided herein, the remainder of the Agreement shall be unaffected hereby and shall otherwise remain in full force and effect.

         IN WITNESS WHEREOF, the parties have executed This Amendment on the day and year first above-written.

NIAGARA FRONTIER                          SIERRATECH, INC.
TRANSPORTATION AUTHORITY


/s/ Lawrence M. Mecklre                   /s/ Kenneth Jenkins
--------------------------------------    --------------------------------------
BY:    Lawrence M. Meckler                BY:    Kenneth Jenkins
TITLE: Executive Director                 TITLE: PRESIDENT/ CEO

STATE OF NEW YORK      )
COUNTY OF ERIE         )

                  On the 30TH day of OCTOBER in the year 2000 before me, the undersigned, a notary public in and for said state, personally appeared KENNETH
M. JENKINS, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is(are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s) or the person upon behalf of which the individual(s) acted, executed the instrument.

                                             /s/ Sharon M. Stiffler
                                             -----------------------------------

STATE OF NEW YORK      )
COUNTY OF ERIE         )

                  On the 30TH day of OCTOBER in the year 2000 before me, the undersigned, a notary public in and for said state, personally appeared LAWRENCE
M. MECKLER, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity and that by his signature on the instrument, the individual or the person upon behalf of which the individual acted executed the instrument.

                                                     /s/ Mary E. Perla
                                                     ---------------------------